Exhibit 99.1

Knology Reports Continued Growth in the Second Quarter and Posts GAAP Net Income

WEST POINT, Ga.--(BUSINESS WIRE)--August 4, 2009--Knology, Inc. (Nasdaq: KNOL):

•	Revenue increased to $107.9 million for the second quarter 2009, representing a 5.7% increase compared to the same period one year ago. Revenue was positively impacted by approximately $1.2 million in the second quarter 2009 due to a change in the reporting of universal service fees compared to the same period last year. Excluding this change, revenue increased 4.5% compared to the same period one year ago.
•	EBITDA, as adjusted, increased to $37.0 million for the second quarter 2009, representing an increase of 10.2% compared to the same period in 2008.
•	Achieved positive GAAP earnings for the second quarter, posting net income of $1.3 million, or $.04 per share. Excluding the $1.6 million non-cash charge related to the accounting treatment for the company’s interest rate swaps, net income was $2.9 million, or $.08 per share.
•	Achieved EBITDA margin of 34.3% for the second quarter, representing an increase of 15 basis points, compared to 32.8% in the same period in 2008.
•	GAAP operating income increased to $12.2 million for the second quarter 2009, representing an increase of 61.8% compared to the same period one year ago.
•	Added 1,198 business connections during the second quarter. Total connections decreased 8,816 during the period, reflecting seasonal trends, and resulting in 679,345 total connections as of quarter end.
•	Free cash flow, defined as EBITDA, as adjusted, less capital expenditures and cash interest, reached $13.1 million, representing a 39% increase in free cash flow compared with the same period one year ago.

Knology, Inc. (Nasdaq: KNOL) today reported financial and operating results for the second quarter ended June 30, 2009. Total revenue for the second quarter of 2009 was $107.9 million compared to revenue of $104.7 million for the previous quarter and $102.1 million for the same period one year ago. Knology reported EBITDA, as adjusted, of $37.0 million for the second quarter of 2009. EBITDA, as adjusted, was $35.3 million in the previous quarter and $33.5 million in the second quarter of 2008.

Knology reported net income for the second quarter of 2009 of $1.3 million, or $0.04 per share, compared with a net loss of $2.3 million, or $(0.06) per share for the previous quarter and a net loss of $4.0 million, or $(0.11) per share for the second quarter of 2008. The first and second quarters of 2009 included a non-cash charge of $4.0 million and $1.6 million, respectively, related to the accounting treatment for the company’s interest rate swaps. Excluding this non-cash charge, Knology posted net income of $2.9 million, or $0.08 per share for the second quarter of 2009. For the first quarter of 2009, excluding the non-cash charge, the company posted net income of $1.7 million, or $0.05 per share.

Total connections decreased 8,816 during the seasonally slow second quarter. Total connections as of quarter end amounted to 679,345, a 2.3% increase compared to one year ago. Video, voice and data connections decreased 4,282, 3,084 and 1,450, respectively. Business connections increased 1,198 during the period to 104,372 connections compared to 98,502 business connections one year ago. Average monthly revenue per connection increased to $52.64, compared to $51.07 for the second quarter of 2008. Average monthly connection churn was 2.8%, consistent with churn of 2.8% for the same period one year ago.

“I am pleased with the financial results for the second quarter,” said Rodger L. Johnson, Chairman and Chief Executive Officer of Knology, Inc. “Despite the seasonally soft connections during the second quarter period and the difficult economic environment, we continue to grow the business in all key financial metrics and remain in a very healthy free cash flow position. We have reached another milestone in the business with the posting of positive GAAP earnings, and we continue to be very focused on taking care of our customers and delivering increased shareholder value.”

Second Quarter Key Operating Metrics

	Q2	Q2	% Change
	2009	2008	vs. Q2 2008
Marketable Homes Passed	927,576	915,313	1.3%

Connections
Video	231,050	229,026	0.9%

Voice
On-Net	239,415	240,445	(0.4)%
Off-Net	8,296	5,936	39.7%
Total Telephone	247,711	246,381	0.5%

Data
High Speed Data	199,129	186,126	7.0%
Dial-Up	1,455	2,387	(39.0%)
Total Data	200,584	188,513	6.4%

Total On-Net Connections	669,594	655,597	2.1%
Total Connections	679,345	663,920	2.3%

Residential Connections	574,973	565,418	1.7%
Business Connections	104,372	98,502	6.0%

Average Monthly Revenue
Per Connection	$52.64	$51.07
Average Monthly Connection
Churn	2.8%	2.8%

For full descriptions of the above metrics, please refer to Non-GAAP Financial and Operating Measures on page 4 of this release.

Conference Call and Replay

Knology has scheduled a conference call to discuss the results of the second quarter 2009, which will be broadcast live over the Internet, on Tuesday, August 4, 2009 at 10:00 a.m. Eastern Time. Investors, analysts and the general public will have the opportunity to listen to the conference call free over the Internet by visiting Knology’s Web site at www.knology.com or www.earnings.com. An audio archive will be available on Knology’s website at www.knology.com or www.earnings.com. Also, two hours after the conclusion of the call, a telephonic replay will be available through midnight on Tuesday, August 11, by dialing 719-457-0820. You will need to refer to Confirmation I.D. 4465321.

About Knology

Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast and in the South Dakota region. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. Knology’s fiber-based business products include iPlex, which delivers Ethernet connections to an IP-PBX using Session Initiated Protocol (SIP) technology, Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

Information about Forward-Looking Statements

This press release includes "forward-looking" statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. In addition, our revenues and earnings and our ability to achieve our planned business objectives are subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that we will fail to be competitive with existing and new competitors, (3) that we will not adequately respond to technological developments that impact our industry and markets, (4) that needed financing will not be available to us if and as needed, (5) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (6) that we will not be able to complete future acquisitions, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2008, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Investors are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today's date, and we do not assume any obligation to update any of these statements, except as required by law.

Definitions of Non-GAAP Financial and Operating Measures

We provide financial measures generated using generally accepted accounting principles (“GAAP”) and using adjustments to GAAP (“Non-GAAP”). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the telecommunications industry for comparability purposes.

In this release, we use the Non-GAAP financial measures EBITDA, as adjusted, and EBITDA margin. EBITDA, as adjusted, is calculated as net loss before interest; taxes; depreciation and amortization; non-cash stock compensation; restructuring expense; gain on interest rate swaps; amortization of deferred loss on interest rate swaps; and other expense (income). A reconciliation of EBITDA, as adjusted, to net loss for the three and six month periods ended June 30, 2008 and 2009 is attached to this press release. EBITDA margin is calculated as EBITDA, as adjusted, divided by total revenue for the relevant period. EBITDA, as adjusted, is an operational measure that is not calculated and presented in accordance with accounting principles generally accepted in the United States. EBITDA, as adjusted, eliminates the uneven effect on operating income of non-cash depreciation of tangible assets and amortization of certain intangible assets and, therefore, is useful to management in measuring the overall operational strength and performance of the Company. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used for generating our revenues. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending. Another limitation of EBITDA, as adjusted, is that it does not reflect income net of interest expense, which is a significant expense because of the substantial debt we have incurred.

In this release, we also use the Non-GAAP financial measure Free Cash Flow. Free Cash Flow is calculated as EBITDA, as adjusted, less capitalized tangible and intangible expenditures and cash interest paid net of cash interest received. A reconciliation of Free Cash Flow to net loss for the three and six months ended June 30, 2008 and 2009 is attached to this press release. The use of Free Cash Flow is important because it allows management, as well as investors and analysts, to assess our ability to make additional investments and meet our debt obligations.

The other operating metrics used in this release include the following:

  Marketable Homes Passed – We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. “Marketable homes passed” are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.
  Total Connections - Because we deliver multiple services to our customers, we report the total number of connections for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate connection. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections. We do not record the purchase of digital video services by an analog video customer as an additional connection.
  On-net/Off-net connections – All of our video connections are provided over our networks. Our voice and data connections consist of both "on-net" and "off-net" connections. On-net refers to lines provided over our networks. Off-net refers to voice or data connections provided over lines leased from third parties.
  Average Monthly Revenue Per Connection – The Average Monthly Revenue Per Connection is the total revenue for a month divided by the average number of connections for that month, expressed in dollars.
  Average Monthly Connection Churn – The Average Monthly Connection Churn is the total number of deactivated connections for a month divided by the average number of connections for that month, expressed as a percentage.

Knology, Inc.
Consolidated Statements of Operations
Unaudited
(In Thousands, Except Share and Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating Revenues:
Video	$46,156	$42,971	$91,761	$85,334
Voice	33,834	34,529	66,544	69,251
Data	24,645	23,181	49,116	45,824
Other	3,296	1,441	5,193	3,049
Total Revenue	107,931	102,122	212,614	203,458

Direct costs	34,086	30,671	66,765	62,041
Selling, general and administrative
expenses	38,726	40,086	77,072	77,769
Depreciation and amortization	22,880	23,798	45,560	47,660
Operating income	12,239	7,567	23,217	15,988

Interest income	157	163	297	394
Interest expense	(9,749)	(11,747)	(19,248)	(23,666)
Gain on interest rate swaps	3,042	0	3,748	0
Amortization of deferred loss on interest rate swaps	(4,615)	0	(9,313)	0
Other income, net	260	13	359	86
Net income (loss)	$1,334	$(4,004)	$(940)	$(7,198)

Basic net income (loss) per share	$0.04	$(0.11)	$(0.03)	$(0.20)

Diluted net income (loss) per share	$0.04	$(0.11)	$(0.03)	$(0.20)

Basic weighted average shares outstanding	35,883,285	35,516,901	35,842,375	35,473,510

Diluted weighted average shares outstanding	36,968,177	35,516,901	35,842,375	35,473,510

Knology, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)

	6/30/09
ASSETS	(unaudited)	12/31/2008

Current assets:
Cash and cash equivalents	$33,050	$57,362
Restricted cash	525	680
Certificates of deposit	35,050	0
Accounts receivable, net	31,933	32,641
Prepaid expenses and other	4,204	2,177
Total current assets	104,762	92,860

Property, plant & equipment, net	364,833	379,710
Investments	2,536	2,536
Debt issuance costs, net	7,118	8,461
Goodwill, intangible assets and other	159,930	159,851

Total assets	$639,179	$643,418

LIABILITIES AND STOCKHOLDERS’
EQUITY

Current liabilities:
Current portion of long term debt	$7,704	$7,615
Accounts payable	26,019	24,876
Accrued liabilities	19,955	20,405
Unearned revenue	13,866	14,289
Total current liabilities	67,544	67,185

Long term debt, net of current portion	591,552	604,068
Interest rate swaps	24,874	28,622
Total liabilities	683,970	699,875

Common stock	360	357
Additional paid in capital	598,133	594,843
Accumulated other comprehensive loss	(19,309)	(28,622)
Accumulated deficit	(623,975)	(623,035)
Total stockholders’ deficit	(44,791)	(56,457)
Total liabilities and stockholders’ equity	$639,179	$643,418

Knology, Inc.
Reconciliation of EBITDA, As Adjusted, and Free Cash Flow to Net Income (Loss)
(Unaudited)
(In Thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Net income (loss)	$1,334	$(4,004)	$(940)	$(7,198)

Depreciation and amortization	22,880	23,798	45,560	47,660
Non-cash stock option compensation	1,544	1,263	3,052	1,836
Restructuring expense	304	907	390	1,218
Interest expense, net	9,592	11,584	18,951	23,272
Gain on interest rate swaps	(3,042)	0	(3,748)	0
Amortization of deferred loss on interest rate swaps	4,615	0	9,313	0
Other income	(260)	(13)	(359)	(86)
EBITDA, as adjusted	$36,967	$33,535	$72,219	$66,702
Cash interest paid, net (see Note)	(9,148)	(10,926)	(22,178)	(21,997)
Capital expenditures	(14,672)	(13,174)	(29,560)	(28,102)
Free cash flow (see Note)	$13,147	$9,435	$20,481	$16,603

Note: The six months ended June 30, 2009 amounts include eight months of interest payments on the $555 million term loan due to modification of the related interest contracts that occurred during the first quarter 2009. Pro forma net cash interest paid and free cash flow using six months of interest payments on the $555 million term loan are approximately $18,289 and $24,370, respectively, for the six months ended June 30, 2009.

CONTACT:
Knology, Inc.
M. Todd Holt, 706-645-8752
President and Chief Financial Officer
todd.holt@knology.com